PRIVATE OFFERING NOTICE



                                [COMPANY LOGO]
                                1,000,000 Units
                           Merrill Lynch & Co., Inc.
                           Strategic Return Notes(R)
            Linked to the Select Utility Index due September   , 2009
                                 (the "Notes")
                     US$10 public offering price per unit
                            Private Offering Notice
                                 Summary Terms

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The Notes:                                                   Payment at maturity or upon exchange:
o  Senior unsecured debt securities of Merrill Lynch &       o  At maturity or upon exchange, you will receive a cash amount
   Co., Inc.                                                    based upon the percentage change in the value of the Select
o  Exchangeable at your option for a cash payment during a      Utility Index, which will reflect the total return of twenty
   specified period in September of each year from 2005         dividend-paying utility stocks from the S&P Utility Sector,
   through 2008 as described in the accompanying                reconstituted quarterly, less an annual index adjustment factor
   prospectus supplement.                                       of 1.5%.
o  There will not be payments prior to maturity unless       o  At maturity or upon exchange, the amount you will receive will
   exchanged and we cannot redeem the Notes prior to            depend on the value of the Select Utility Index. The value of
   maturity.                                                    the Select Utility Index must increase in order for you to
o  The Notes are designed for investors who are seeking         receive at least the original public offering price of $10 per
   exposure to the Select Utility Index (index symbol           Note at maturity or upon exchange. If the value of the Select
   "UUO") and who are willing to forego interest payments       Utility Index has declined or has not increased by more than 1%
   on the Notes in exchange for the ability to participate      over the term of the Notes, you will receive less, and possibly
   in changes in the value of the Select Utility Index          significantly less, than the original public offering price of
   over the term of the Notes.                                  $10 per Note.
o  We have applied to have the Notes listed on the
   American Stock Exchange under the trading symbol "UUY".
   If approval of this application is granted, the Notes
   will be listed on the American Stock Exchange at that
   time. We make no representation, however, that the
   Notes will be listed on the American Stock Exchange or,
   if listed, will remain listed for the entire term of
   the Notes.
o  Expected settlement date: September , 2004.
o  The Notes are made available to each investor outside
   of the United States in a minimum initial investment of
   US$50,000 or such other amount, and subject to such
   other restrictions, as may be applicable to an investor
   under the private offering rules of any jurisdiction
   outside of the United States.
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THE NOTES, THE SUBJECT OF THE ATTACHED OFFERING DOCUMENT (THE "OFFERING
DOCUMENT"), HAVE NOT BEEN APPROVED FOR PUBLIC SALE IN ANY JURISDICTION OUTSIDE
OF THE UNITED STATES. AS SUCH, THE NOTES ARE MADE AVAILABLE TO INVESTORS
OUTSIDE OF THE UNITED STATES ONLY IN ACCORDANCE WITH APPLICABLE PRIVATE
OFFERING RULES. THE OFFERING DOCUMENT MAY NOT BE COPIED OR OTHERWISE MADE
AVAILABLE TO ANY PERSON IN THE UNITED KINGDOM OR ANY OTHER PERSON BY ANY
RECIPIENT WITHOUT THE EXPRESS WRITTEN CONSENT OF MERRILL LYNCH & CO., INC.
(THE "COMPANY"). THE NOTES ARE NOT BEING OFFERED WITHIN THE UNITED KINGDOM.

THE DISCUSSION CONTAINED IN THE OFFERING DOCUMENT RELATING TO THE TAX IMPLICATIONS OF INVESTING IN THE NOTES IS NOT BASED UPON, AND DOES NOT REFLECT, THE TAX LAWS OF ANY JURISDICTION OUTSIDE OF THE U.S. ACCORDINGLY, INVESTORS SHOULD CONSULT THEIR LOCAL TAX ADVISOR BEFORE MAKING AN INVESTMENT IN THE NOTES.

This Notice and the Offering Document have been issued by the Company for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Notes. Attention is drawn in particular to risk factors on pages S-7 to S-10 of the Offering Document.


                           PRIVATE OFFERING NOTICE

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Investors should also note the following:

     (a) The Notes are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

     (b) The price and value of the Notes and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than amount invested.

     (c) Investment in the Notes may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Notes and the suitability of purchasing the Notes in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

     (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Notes.

     (e) Merrill Lynch, Pierce, Fenner & Smith Incorporated or one of its affiliates may be the only market maker, if any, in the Notes.

     (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.
































                  The date of this Notice is August 26, 2004

     This Notice supplements the Preliminary Prospectus Supplement, dated
         August 26, 2004, and the Prospectus, dated November 26, 2003.